EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements listed below of our report for Republic Bancorp, Inc. dated March 14, 2024, except for Note 24, as to which the date is March 6, 2025, with respect to the December 31, 2023 consolidated balance sheet and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the two year period ended December 31, 2023, appearing in this Annual Report on Form 10-K.

1.	Registration Statement Nos. 333-91511, 333-120856, 333-120857, 333-130740, 333-224452
2.	Form S-8 No. 333-224453

/s/ Crowe LLP

Louisville, Kentucky

March 6, 2025